EXHIBIT 99.1

Clearfield Appoints Roger Harding, Former Senior Executive at Alcatel-Lucent, to Board of Directors

MINNEAPOLIS, July 14, 2016 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ:CLFD), the specialist in fiber management and connectivity platforms for communications providers, has appointed Roger Harding to the board of directors, effective on July 14, 2016. With this appointment, Clearfield’s board now consists of five independent directors and one inside director.

Harding brings to the board more than 35 years of executive experience in the networking industry, having served in multiple leadership roles at Alcatel-Lucent, a leading IP networking, ultra-broadband access, and cloud technology specialist, as well as a subsidiary of Nokia Corporation. In his most recent role at Alcatel-Lucent, Harding managed the $1.5 billion Global Switching and Classic Products business, cutting supply chain costs by 40% during his tenure. Harding also launched the startup of Alcatel-Lucent’s remanufacturing line of business, scaling its revenues to $400 million.

Harding received a BA in Business Administration and Management from the University of Central Oklahoma and attended several executive management programs at leading institutions, including Duke University, Harvard University, and the Wharton School of Business.

“On behalf of everyone at Clearfield, I am excited to welcome Roger, who has spent his entire career helping technology organizations transform, expand, and achieve their business and operational objectives,” said company CEO Cheri Beranek. “Roger brings tremendous insight into the constantly evolving communications market and possesses a genuine interest in understanding the ways to cost-effectively deploy fiber in any environment and for any customer. We look forward to his guidance and contributions, as we continue our progress toward becoming the leading fiber management provider for the wireline, wireless, and cable TV markets.”

Harding commented: “There are very few fiber-focused companies with the same field expertise and strategic vision as Clearfield, which is why it is truly a pleasure to be a part of the company as it enters a new stage of development. Having more than three decades of experience in the networking business, I believe I can help the organization build on its strong momentum of delivering fiber to truly anywhere.”

About Clearfield
Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading incumbent local exchange carriers (ILECs) and competitive local exchange carriers (CLECs), MSO/cable TV companies and mobile broadband providers. The company helps service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, Clearfield’s unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enabling its customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.seeclearfield.com.

Investor Contact:

Matt Glover and Najim Mostamand
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com